Exhibit 99.1

Atlantic Coast Financial Corporation Reports Second Quarter 2013 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--July 30, 2013--Atlantic Coast Financial Corporation (the "Company,")(NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the second quarter and six months ended June 30, 2013.

For the second quarter of 2013, the Company reported a net loss of $1.6 million or $0.62 per diluted share compared with a net loss of $3.0 million or $1.20 per diluted share in the year-earlier quarter and a net loss of $2.0 million or $0.81 per diluted share in the first quarter of 2013. For the first six months of 2013, the net loss totaled $3.6 million or $1.43 per diluted share compared with a net loss in the year-earlier period of $4.7 million or $1.89 per diluted share.

The Company's results for the first half of 2013 included costs associated with the previously announced merger with Bond Street Holdings, Inc., which stockholders rejected at a special meeting held on June 11, 2013. In order to more clearly assess the fundamental operations of the Company, management believes it is appropriate to adjust the reported net losses for the second quarter and first half of 2013 to exclude these merger-related costs. On this basis, the adjusted net loss for the second quarter and first six months of 2013 was $0.4 million or $0.17 per diluted share and $2.3 million or $0.91 per diluted share, respectively. Adjusted net loss is a non-GAAP measurement; see reconciliation of GAAP and non-GAAP measures later in this release.

Significant developments in the second quarter included:

  The adjusted net loss decreased 86% to $0.4 million for the second quarter of 2013 from $3.0 million for the same quarter in 2012, and 78% from $1.9 million in the first quarter of 2013. The adjusted net loss decreased 51% to $2.3 million for the six months ended June 30, 2013, from $4.7 million for the six months ended June 30, 2012.
  Non-performing assets decreased 38% to $25.2 million or 3.40% of total assets at June 30, 2013, from $40.8 million or 5.24% of total assets at June 30, 2012, and decreased 14% from $29.3 million or 3.92% of total assets at March 31, 2013.
  Annualized net charge-offs to average loans decreased to 1.79% for the second quarter of 2013 from 3.69% for the year-earlier second quarter and increased from 1.60% in the first quarter of 2013.
  Total assets were $742.2 million at June 30, 2013, compared with $772.6 million at December 31, 2012, as the Company has continued to manage asset size consistent with its overall capital management strategy.
  During the second quarter of 2013, the Company became aware that a change in the ownership of the Company, as defined by the Internal Revenue Code, occurred during the first quarter of 2013. Accordingly, utilization of the Company's federal and state deferred tax assets, which currently total $29.3 million, is expected to be limited to approximately $0.3 million per year, the actual realization of which being dependent upon the Company generating taxable income.

Regulatory Capital

The Company has experienced steady erosion of its capital due to significant net losses over the past five consecutive years. Effective August 10, 2012, the Bank's Board of Directors agreed to the issuance of a Consent Order (the "Order") by the Office of the Comptroller of the Currency. Among other things, the Order calls for the Bank to achieve and maintain a Tier 1 capital ratio of 9% of adjusted total assets and a Total risk-based capital ratio of 13% of risk-weighted assets by December 31, 2012. The Bank was not in compliance with the capital levels required by the Order at December 31, 2012, and remained non-compliant at June 30, 2013.

Key Capital Measures	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Tier 1 (core) capital ratio (to adjusted total assets)	4.83%	5.03%	5.13%	5.11%	5.36%
Total risk-based capital ratio (to risk-weighted assets)	9.55%	9.81%	9.78%	10.50%	10.83%
Tier 1 (core) risk-based capital ratio	8.29%	8.54%	8.52%	9.23%	9.57%

Following the rejection of the proposed merger of Atlantic Coast Financial Corporation with Bond Street Holdings, Inc., the Company's Board of Directors has begun to evaluate other strategic alternatives to raise capital as soon as possible, including a possible recapitalization.

Asset Quality	At
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
	(Dollars in millions)
Non-performing loans	$12.4	$19.2	$24.9	$26.3	$33.1
Non-performing loans to total loans	3.12%	4.58%	5.76%	5.81%	7.07%
Other real estate owned	$12.8	$10.1	$8.1	$7.9	$7.7
Non-performing assets	$25.2	$29.3	$33.0	$34.2	$40.8
Non-performing assets to total assets	3.40%	3.92%	4.26%	4.35%	5.24%
Troubled debt restructurings performing for less than 12 months under terms of modification	$21.4	$17.8	$20.0	$18.5	$20.0
Total non-performing assets and troubled debt restructurings performing for less than 12 months under terms of modification	$46.6	$47.1	$53.0	$52.7	$60.8
Troubled debt restructurings performing for more than 12 months under terms of modification	$14.6	$13.4	$12.5	$12.5	$12.0

  Non-performing loans declined in the second quarter of 2013 compared with the linked quarter, primarily due to transfers of $4.9 million of non-performing loans to other real estate owned ("OREO"). OREO increased over the linked quarter due to the aforementioned transfers from non-performing loans less approximately $2.4 million of sales of OREO. The increase in OREO has been partially offset by strong asset sales.
  The Company continues to see a slowing in the pace of loans that are being reclassified as non-performing, particularly categories such as one-to-four family residential loans and home equity loans.
  The increase in troubled debt restructurings in the second quarter of 2013 compared with the prior-year and linked quarters primarily reflected the renewal of a $5.5 million land loan that was previously reported as impaired but performing.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in millions)
Provision for loan losses	$1.2	$1.2	$3.7	$2.4	$7.2
Allowance for loan losses	$10.0	$10.5	$12.3	$10.0	$12.3
Allowance for loan losses to total loans	2.53%	2.50%	2.64%	2.53%	2.64%
Allowance for loan losses to non-performing loans	81.09%	54.62%	37.30%	81.09%	37.30%
Net charge-offs	$1.8	$1.7	$4.9	$3.5	$10.4
Net charge-offs to average outstanding loans	1.79%	1.60%	3.69%	1.69%	3.80%

  The decline in the provision for loan losses in the second quarter and for the first six months of 2013 compared with the year-earlier quarter and six month period reflected reduced non-performing loans and a decline in early-stage delinquencies of one-to-four family residential and home equity loans. It also reflected provisioning for certain residential loans disposed of in the first and second quarters of 2012 and two commercial loans that were disposed of in July 2012, which did not recur in 2013.
  The decrease in net charge-offs in the second quarter of 2013 compared with the second quarter of 2012 primarily reflected $3.5 million less in charge-offs in the second quarter of 2013 related to one-to-four family residential loans and home equity loans, and $0.6 million less in charge-offs related to residential land loans in the second quarter of 2013, partially offset by a $0.7 million charge-off in the second quarter of 2013 for a collateral-dependent commercial real estate property.
  The decrease in net charge-offs in the first six months of 2013 compared with the first six months of 2012 primarily reflected $4.2 million less in charge-offs in 2013 related to one-to-four family residential loans and home equity loans, $1.3 million less in charge-offs in 2013 for collateral-dependent commercial real estate property, $0.6 million less in charge-offs related to residential land loans in 2013, and $0.9 million less in charge-offs in the first six months of 2013 related to collateral-dependent commercial land loans.

Net Interest Income	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in millions)
Net interest income	$4.2	$4.3	$5.1	$8.5	$10.1
Net interest margin	2.35%	2.42%	2.76%	2.39%	2.70%
Yield on investment securities	1.46%	1.28%	2.32%	1.37%	2.41%
Yield on loans	5.85%	5.77%	5.80%	5.81%	5.70%
Total cost of funds	1.80%	1.80%	1.96%	1.82%	2.00%
Average cost of deposits	0.69%	0.70%	0.80%	0.69%	0.90%
Rates paid on borrowed funds	4.62%	4.56%	4.43%	4.59%	4.43%

  The decline in net interest income for the second quarter of 2013 compared with the linked quarter and year-earlier quarter, as well as the decline in net interest income for the first six months of 2013 compared with the same period in 2012 primarily reflected a reduction in portfolio and other loans outstanding and the impact of lower interest rates on funds reinvested in investment securities, partially offset by decreased interest expense for deposits and Federal Home Loan Bank of Atlanta ("FHLB") debt.
  Net interest margin for the second quarter and first half of 2013 declined compared with same periods in 2012 due to the impact of lower interest rates on funds reinvested in investment securities, partially offset by reductions in the cost of deposits and lower interest expense for FHLB advances following prepayment of debt in the first quarter of 2013 totaling $25.0 million which had scheduled maturities in the third and fourth quarters of 2013.
  The decline in yield on investment securities for the second quarter and first half of 2013 compared with the year-earlier periods was due to lower yields on reinvested securities and increased amortization of purchase premiums due to higher prepayments.
  The cost of deposits for the second quarter and first half of 2013 declined compared with the same periods in 2012 due to planned re-pricing of deposit products consistent with prevailing rates in the Bank's market during the second half of 2012. On a linked-quarter basis, the cost of deposits was relatively unchanged as deposit pricing has stabilized.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in millions)
Non-interest income	$1.7	$1.7	$1.8	$3.4	$4.0
Non-interest expense	$6.2	$6.9	$6.0	$13.1	$11.4
Adjusted non-interest expense*	$5.1	$6.7	$6.0	$11.8	$11.4
Efficiency ratio	105.67%	113.30%	87.03%	109.53%	81.05%
Adjusted efficiency ratio*	86.43%	110.71%	87.03%	98.71%	81.05%

_________________________ * See reconciliation of GAAP and non-GAAP measures later in this release.

  The decrease in non-interest income for the second quarter and first half of 2013 compared with the year-earlier periods reflected a decrease in gains on the sale of loans held-for-sale from mortgage origination activity following a reorganization of this business in the second half of 2012 in order to reduce non-interest expense.
  The decrease in adjusted non-interest expense in the second quarter of 2013 compared with the linked quarter primarily reflected a $0.5 million penalty in the first quarter of 2013 associated with a $25.0 million prepayment of FHLB advances, which is expected to be recouped in approximately nine months through reduced future interest expense, and decreased collection and credit expense.
  The decrease in adjusted non-interest expense in the second quarter of 2013 compared with the year-earlier quarter primarily reflected decreased compensation costs.
  The increase in adjusted non-interest expense in the first six months of 2013 compared with the same period in 2012 primarily reflected the FHLB prepayment penalty, increased collection and credit expense, and higher FDIC insurance expense, partially offset by decreased compensation costs.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Total assets	$742,194	$747,578	$772,619	$784,810	$778,534
Cash and cash equivalents	77,959	77,486	67,828	63,840	64,772
Securities available-for-sale	160,856	154,371	159,746	155,368	146,383

Portfolio loans receivable, gross	396,314	417,939	432,090	452,120	467,819
Allowance for loan losses	10,029	10,466	10,889	12,729	12,339
Portfolio loans receivable, net	386,285	407,473	421,201	439,391	455,480

Other loans:
Held-for-sale loans	2,217	2,770	4,089	2,454	6,972
Warehouse loans	60,653	54,055	68,479	71,859	50,834
Total other loans	62,870	56,825	72,568	74,313	57,806

Total deposits	502,144	502,354	499,760	507,906	500,481
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800	92,800
Federal Home Loan Bank advances	110,000	110,000	135,000	135,000	135,000

Common stock, retained earnings and other equity	36,006	37,546	39,574	39,852	41,506
Other comprehensive income (loss)	(4,841)	(200)	686	3,228	2,484
Total stockholders' equity	31,165	37,346	40,260	43,080	43,990

	For the Three Months Ended
	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012
Interest income	$7,386	$7,535	$7,919	$8,213	$8,623
Interest expense	3,207	3,198	3,487	3,497	3,519
Net interest income	4,179	4,337	4,432	4,716	5,104
Provision for loan losses	1,219	1,234	1,746	3,529	3,741
Net interest income after provision for loan losses	2,960	3,103	2,686	1,187	1,363
Non-interest income	1,733	1,715	3,408	2,734	1,799
Non-interest expense	6,247	6,857	6,387	5,590	6,008
Loss before income taxes	(1,554)	(2,039)	(293)	(1,669)	(2,846)
Income tax (expense) benefit	--	--	--	--	(150)
Net loss	$(1,554)	$(2,039)	$(293)	$(1,669)	$(2,996)

Net loss per basic and diluted share	$(0.62)	$(0.81)	$(0.12)	$(0.66)	$(1.20)

Basic and diluted weighted average shares outstanding	2,504	2,504	2,499	2,498	2,497

	ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

		At and for the Three Months Ended June 30,		At and for the Six Months Ended June 30,
		2013	2012	2013	2012
	Interest rate
	Net interest spread	2.20%	2.60%	2.24%	2.54%
	Net interest margin	2.35%	2.76%	2.39%	2.70%

	Average balances
	Portfolio loans receivable, net	$459,291	$533,021	$470,964	$547,088
	Total interest-earning assets	710,255	740,867	713,086	746,714
	Total assets	747,856	776,635	750,315	780,893
	Deposits	503,467	497,540	504,828	500,964
	Total interest-bearing liabilities	661,095	686,262	663,015	690,451
	Total liabilities	710,982	730,594	712,419	734,351
	Stockholders' equity	36,874	46,041	37,896	46,542

	Performance ratios (annualized)
	Return on average total assets	-0.83%	-1.54%	-0.96%	-1.21%
	Return on average stockholders' equity	-16.86%	-26.03%	-18.96%	-20.22%
	Ratio of operating expenses to average total assets	3.34%	3.09%	3.49%	2.91%
	Efficiency ratio	105.67%	87.03%	109.53%	81.05%
	Ratio of average interest-earning assets to average interest-bearing liabilities	107.44%	107.96%	107.55%	108.15%

	Asset quality ratios
	Non-performing loans	$12,368	$33,084	$12,368	$33,084
	Foreclosed assets	12,861	7,708	12,861	7,708
	Impaired loans	26,230	39,123	26,230	39,123
	Non-performing assets to total assets	3.40%	5.24%	3.40%	5.24%
	Non-performing loans to total portfolio loans	3.12%	7.07%	3.12%	7.07%
	Allowance for loan losses to non-performing loans	81.09%	37.30%	81.09%	37.30%
	Allowance for loan losses to total portfolio loans	2.53%	2.64%	2.53%	2.64%
	Net charge-offs to average outstanding portfolio loans (annualized)	1.79%	3.69%	1.69%	3.80%

	Capital ratios(1)
	Tangible stockholders' equity to tangible assets	4.20%	5.64%	4.20%	5.64%
	Average stockholders' equity to average total assets	4.93%	5.93%	5.05%	5.96%

(1)	2013 capital ratios reflect a negative change in the fair value of investment securities in 2013 (primarily in the second quarter), affecting other comprehensive income, but not regulatory capital.

ATLANTIC COAST FINANCIAL CORPORATION Reconciliation of GAAP and Non-GAAP Measures (In thousands, except per share amounts)

The following table provides a reconciliation of net loss and loss per diluted share in accordance with GAAP to adjusted net loss and adjusted loss per diluted share, both non-GAAP measures, in accordance with applicable regulatory requirements. The Company provides non-GAAP earnings information to improve the comparability of its results and provide additional insight into the Company's results.

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Non-interest expense as reported	$6,247	$6,857	$6,008	$13,104	$11,380
Less merger-related costs	1,137	157	--	1,294	--
Adjusted non-interest expense	$5,110	$6,700	$6,008	$11,180	$11,380

Net loss as reported	$(1,554)	$(2,039)	$(2,996)	$(3,593)	$(4,705)
Less merger-related costs	1,137	157	--	1,294	--
Adjusted net loss	$(417)	$(1,882)	$(2,996)	$(2,299)	$(4,705)

Loss per diluted share as reported	$(0.62)	$(0.81)	$(1.20)	$(1.43)	$(1.89)
Less merger related costs	0.45	0.06	--	0.52	--
Adjusted loss per diluted share	$(0.17)	$(0.75)	$(1.20)	$(0.91)	$(1.89)

Efficiency ratio as reported	105.67%	113.30%	87.03%	109.53%	81.05%
Effect of merger-related costs	19.23%	2.59%	--	10.82%	--
Adjusted efficiency ratio	86.43%	110.71%	87.03%	98.71%	81.05%

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Interim President and Chief Executive Officer